Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2017 Financial Results

LEAWOOD, KANSAS, USA - October 19, 2017 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2017 financial results.

Euronet reports the following consolidated results for the third quarter 2017 compared with the same period of 2016:

•	Revenues of $637.8 million, a 22% increase from $524.0 million (18% increase on a constant currency(1) basis).

•	Operating income of $116.9 million, a 29% increase from $90.5 million (24% increase on a constant currency basis).

•	Adjusted operating income(2) of $117.0 million, a 29% increase from $90.5 million (24% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $145.4 million, a 27% increase from $114.1 million (22% increase on a constant currency basis).

•	Net income attributable to Euronet of $100.3 million or $1.80 diluted earnings per share, compared with net income of $60.7 million or $1.11 diluted earnings per share.

•	Adjusted earnings per share(4) of $1.61, a 19% increase from $1.35.

•	Transactions of 931 million, a 13% increase from 823 million.

"I am pleased we continued to deliver strong double-digit adjusted earnings per share growth in the third quarter," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "The 19% growth in adjusted earnings per share was led by the EFT Segment's exceptional revenue growth of 48% as a result of the ATM investments we made over the last 12 months. This phenomenal growth was followed by Money Transfer's delivery of double-digit revenue growth, despite price reductions given upon renewal of the Walmart agreement and the impacts of the hurricanes in the U.S., and epay's delivery of a solid growth quarter, with non-mobile growth continuing to offset mobile declines."

See the reconciliation of non-GAAP items in the attached financial schedules.

Segment and Other Results
The EFT Processing Segment reports the following results for the third quarter 2017 compared with the same period or date in 2016:

•	Revenues of $226.3 million, a 48% increase from $152.6 million (41% increase on a constant currency basis).

•	Operating income of $86.8 million, a 46% increase from $59.4 million (40% increase on a constant currency basis).

•	Adjusted EBITDA of $101.6 million, a 46% increase from $69.6 million (39% increase on a constant currency basis).

•	Transactions of 614 million, a 26% increase from 488 million.

•	Operated 38,105 ATMs as of September 30, 2017, a 30% increase from 29,276.

Third quarter constant currency revenue, operating income and adjusted EBITDA growth was largely the result of a 30% year-over-year increase in ATMs and a 26% increase in transactions, primarily from Europe and India - including an increase in the number of value added transactions on both ATMs and point-of-sale terminals. In the third quarter, the India cash supply was returned to near pre-demonetization levels and, accordingly, had no significant adverse impact on the EFT segment's result third quarter results.

The year-over-year change in ATM count was due to the deployment of approximately 3,300 high-value ATMs in Europe and India, the addition of approximately 850 ATMs under our low-margin agreements in India, and approximately 4,900 ATMs from the acquisition of YourCash, less approximately 200 more winterized ATMs than the prior year.

The epay Segment reports the following results for the third quarter 2017 compared with the same period or date in 2016:

•	Revenues of $184.2 million, a 10% increase from $167.2 million (6% increase on a constant currency basis).

•	Operating income of $15.7 million, a 6% increase from $14.8 million (1% increase on a constant currency basis).

•	Adjusted EBITDA of $18.2 million, a 4% increase from $17.5 million (1% decrease on a constant currency basis).

•	Transactions of 293 million, a 7% decrease from 314 million.

•	Point-of-sale ("POS") terminals of approximately 673,000 as of September 30, 2017, a 4% increase from approximately 647,000.

•	Retailer locations of approximately 306,000 as of September 30, 2017, a 1% increase from approximately 304,000.

epay constant currency revenue growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile transaction declines. Constant currency operating income and adjusted EBITDA were impacted by increased advertising and promotion expense.

The 7% transaction decline is largely the result of the loss of a high-volume, low-margin customer in the Middle East.

The Money Transfer Segment reports the following results for the third quarter 2017 compared with the same period or date in 2016:

•	Revenues of $228.1 million, an 11% increase from $204.6 million (10% increase on a constant currency basis).

•	Operating income of $24.3 million, a 4% decrease from $25.2 million (6% decrease on a constant currency basis).

•	Adjusted EBITDA of $31.7 million, a 2% decrease from $32.4 million (4% decrease on a constant currency basis).

•	Total transactions of 23.9 million, a 12% increase from 21.3 million.

•	Network locations of approximately 332,000 as of September 30, 2017, a 6% increase from approximately 314,000.

The double-digit constant currency revenue increase was driven by growth across most sectors of the Ria and HiFX businesses coupled with the conversion of the XE international payments business to the HiFX platform. The money transfer results were adversely impacted by the price reduction included in the renewal of the Walmart agreement signed in April 2017, the hurricanes in Texas, Florida and Puerto Rico, a non-recurring cost adjustment on one currency, as well as certain investments, principally in India, to further expand the Ria network. Excluding these items, constant currency operating income would have grown at approximately 13%.

Third quarter money transfers grew 13% and non-transfer transactions, such as currency exchange and check cashing, grew 4%, resulting in total transaction growth of 12%.

Corporate and Other reports $9.9 million of expense for the third quarter 2017 compared with $8.9 million for the third quarter 2016. Costs related to the proposed MoneyGram transaction were approximately $0.1 million for the third quarter and are excluded from consolidated adjusted operating income.

Balance Sheet and Financial Position
Unrestricted cash on hand was $1,062.2 million as of September 30, 2017, compared to $1,065.3 million as of June 30, 2017. Cash generated from operations was offset by revolver repayments and settlement timing in the business.

Total indebtedness was $744.0 million as of September 30, 2017, compared to $869.4 million as of June 30, 2017. Debt decreased as a result of revolver repayments due to lower seasonal ATM cash requirements.

To the extent that the Company's share price continues to appreciate, the Company will continue to see share dilution from the convertible bonds. Diluted weighted average shares outstanding for the earnings per share and adjusted earnings per share for the three months ended September 30, 2017, included approximately 1.3 million equivalent shares related to the Company's convertible bonds outstanding as the result of the market value of Euronet Worldwide shares exceeding the conversion price of $72.18 for the convertible bonds.

Guidance
The Company currently expects adjusted earnings per share for the fourth quarter 2017, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $1.12.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted operating income is defined as operating income excluding expenses related to the potential MoneyGram acquisition.

(3)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation, expenses related to the potential MoneyGram acquisition, impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) expenses related to the potential MoneyGram acquisition, g) non-cash interest expense, h) non-cash income tax expense, and i) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 20, 2017, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 38,105 ATMs, approximately 227,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 53 countries; card software solutions; a prepaid processing network of approximately 673,000 POS terminals at approximately 306,000 retailer locations in 39 countries; and a global money transfer network of approximately 332,000 locations serving 146 countries. With corporate headquarters in Leawood, Kansas, USA, and 61 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the Brexit vote and economic conditions in specific countries or regions; the effects of demonetization in India; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2017	December 31,
	(unaudited)	2016

ASSETS
Current assets:
Cash and cash equivalents	$1,062.2	$734.4
Restricted cash	113.6	77.7
Inventory - PINs and other	49.1	78.1
Trade accounts receivable, net	547.4	503.0
Prepaid expenses and other current assets	153.0	191.8

Total current assets	1,925.3	1,585.0

Property and equipment, net	250.4	202.1
Goodwill and acquired intangible assets, net	899.1	855.0
Other assets, net	103.1	70.8

Total assets	$3,177.9	$2,712.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$1,157.2	$1,143.6
Short-term debt obligations	141.9	35.5

Total current liabilities	1,299.1	1,179.1

Debt obligations, net of current portion	592.9	561.7
Capital lease obligations, net of current portion	9.2	7.0
Deferred income taxes	46.4	44.1
Other long-term liabilities	32.8	20.5

Total liabilities	1,980.4	1,812.4

Equity	1,197.5	900.5

Total liabilities and equity	$3,177.9	$2,712.9

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2017	2016

Revenues	$637.8	$524.0

Operating expenses:
Direct operating costs	364.8	300.2
Salaries and benefits	82.1	71.9
Selling, general and administrative	49.3	41.3
Depreciation and amortization	24.7	20.1
Total operating expenses	520.9	433.5
Operating income	116.9	90.5

Other income (expense):
Interest income	0.4	0.3
Interest expense	(9.5)	(7.8)
Foreign currency exchange gain (loss)	8.2	(1.5)
Total other expense, net	(0.9)	(9.0)
Income before income taxes	116.0	81.5

Income tax expense	(15.6)	(20.8)

Net income	100.4	60.7
Net income attributable to noncontrolling interests	(0.1)	—
Net income attributable to Euronet Worldwide, Inc.	$100.3	$60.7

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.80	$1.11

Diluted weighted average shares outstanding	55,784,485	54,523,211

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$100.4

Add: Income tax expense					15.6
Add: Total other expense, net					0.9

Operating income (expense)	$86.8	$15.7	$24.3	$(9.9)	$116.9

Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	0.1	0.1
Adjusted operating income (expense) (1)	86.8	15.7	24.3	(9.8)	117.0

Add: Depreciation and amortization	14.8	2.5	7.4	—	24.7
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses, and share-based compensation (Adjusted EBITDA) (2)	$101.6	$18.2	$31.7	$(6.1)	$145.4

	Three months ended September 30, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$60.7

Add: Income tax expense					20.8
Add: Total other expense, net					9.0

Operating income (expense)	$59.4	$14.8	$25.2	$(8.9)	$90.5

Add: Depreciation and amortization	10.2	2.7	7.2	—	20.1
Add: Share-based compensation	—	—	—	3.5	3.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (2)	$69.6	$17.5	$32.4	$(5.4)	$114.1

(1) Adjusted operating income excludes costs related to the potential acquisition of MoneyGram and is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

(2) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2017	2016

Net income attributable to Euronet Worldwide, Inc.	$100.3	$60.7

Foreign currency exchange (gain) loss	(8.2)	1.5
Intangible asset amortization(1)	6.2	6.2
Share-based compensation(2)	3.7	3.5
Expenses incurred for proposed acquisition of MoneyGram(3)	0.1	—
Income tax effect of above adjustments(4)	(0.4)	(0.6)
Non-cash interest accretion(5)	2.8	2.6
Non-cash GAAP tax benefit(6)	(14.4)	—

Adjusted earnings(7)	$90.1	$73.9

Adjusted earnings per share - diluted(7)	$1.61	$1.35

Diluted weighted average shares outstanding (GAAP)	55,784,485	54,523,211

Effect of unrecognized share-based compensation on diluted shares outstanding	308,345	296,071
Adjusted diluted weighted average shares outstanding	56,092,830	54,819,282

(1) Intangible asset amortization of $6.2 million and $6.2 million are included in depreciation and amortization expense of $24.7 million and $20.1 million for the three months ended September 30, 2017 and September 30, 2016, respectively, in the consolidated statements of income.

(2) Share-based compensation of $3.7 million and $3.5 million are included in salaries and benefits expense of $82.1 million and $71.9 million for the three months ended September 30, 2017 and September 30, 2016, respectively, in the consolidated statements of income.

(3) Expenses incurred for the proposed acquisition of MoneyGram of $0.1 million are included in the selling, general and administrative expenses of $49.3 million for the three months ended September 30, 2017, in the consolidated statements of income.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Non-cash interest accretion of $2.8 million and $2.6 million are included in interest expense of $9.5 million and $7.8 million for the three months ended September 30, 2017 and September 30, 2016, respectively, in the consolidated statements of income.

(6) Adjustment is the U.S. GAAP tax (benefit) expense recognized on certain items that will not be realized in cash in the current period. The most significant items are deferred foreign share-based compensation and U.S. indefinite-lived intangible assets. Additionally, during the three months ended September 30, 2017, the Company recognized a U.S. GAAP income tax benefit related to the release of a $16.3 million valuation allowance on certain foreign net deferred tax assets and removed the effect from adjusted earnings per share for those benefits that will not be realized in cash during the current period.

(7) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.